PRESS RELEASE

L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact: David J. Russo

Phone: (412) 928-3417

FAX: (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

L.B. FOSTER REPORTS STRONG FOURTH QUARTER TO CLOSE OUT IMPROVED 2010 ANNUAL RESULTS

PITTSBURGH, PA, February 24, 2011 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that 2010 fourth quarter net income increased by 59.5% to $6.2 million or $0.60 per diluted share, compared to $3.9 million or $0.38 per diluted share in the fourth quarter of 2009.  Included in the fourth quarter 2010 results was a $1.4 million gain ($0.08 per diluted share) on shares of Portec Rail Products, Inc. (“Portec”) held by the Company.

The acquisition of Portec closed on December 15, 2010.  The results of operations of Portec are included in our consolidated results of operations from the acquisition date.  During that two week period, Portec reported $4.8 million of net sales and incurred a small pretax loss due principally to the sale of inventory that was appraised at fair market value as of December 15, 2010.  This resulted in increased cost of goods sold of $0.8 million.

2010 Fourth Quarter Results
Fourth quarter 2010 net sales increased 40.7% to $148.0 million compared to $105.2 million in the prior year quarter.  Gross profit margin increased by 20 basis points to 15.0% from the prior year quarter due principally to a $2.1 million improvement in negative inventory valuation adjustments and a $1.8 million favorable settlement of a supply chain dispute, mostly offset by decreased LIFO income of $3.5 million.

Selling and administrative expenses increased by $4.0 million or 45.1% from last year’s quarter due to increased incentive compensation expense, increased deal costs related to the acquisition of Portec as well as the inclusion of Portec’s selling and administrative expenses.  The Company’s effective income tax rate was 41.2% in the fourth quarter compared to 40.7% in the prior year quarter primarily due to certain acquisition costs not being deductible for tax purposes.

“While sales and profitability were up across all of our segments in the fourth quarter of 2010, I am particularly proud of the cash generated from operations.  As most of our business units ramped up activity levels to accommodate higher sales, they were also very successful in achieving significant inventory reductions and our Credit and Sales teams did a great job with receivables,” stated Stan Hasselbusch, President and Chief Executive Officer.  “Bookings for the quarter were $113.0 million (inclusive of $2.5 million for Portec) compared to $118.0 million last year, a 4.2% decrease and backlog was $189.3 million (inclusive of $16.0 million for Portec), up 6.0% from last year,” noted Mr. Hasselbusch as he added, “As previously announced, the Portec acquisition closed on December 15, 2010.  Members of the executive team and I visited every Portec location in January.  While challenges exist with any acquisition, I am very pleased about the opportunities that lie ahead and I am especially excited about the dedicated and talented Portec employees that we have welcomed into the Foster family.”

2010 Total Year Results
For the twelve months ended December 31, 2010, L.B. Foster reported net income of $20.5 million or $1.98 per diluted share compared to net income of $15.7 million or $1.53 per diluted share in 2009.  Included in the prior year were unfavorable gross profit adjustments of $5.3 million ($0.33 per diluted share) related to concrete tie issues discovered in 2009.

Net sales for the twelve months of 2010 increased 17.6% to $475.1 million compared to $404.0 million in the prior year.  Gross profit margin was 15.7%, up 90 basis points from 2009, primarily as a result of last year’s concrete tie adjustments as well as improved manufacturing variances in 2010, partially offset by decreased LIFO credits.

Selling and administrative expenses increased $7.1 million or 20.0% from the prior year due primarily to increased acquisition costs of $2.4 million as well as compensation costs, including incentive compensation, of $2.1 million, bad debt expense of $0.8 million and the inclusion of $0.9 million of Portec’s selling and administrative costs.  Interest expense decreased $0.3 million from the prior year due to decreased borrowings and, to a lesser extent, lower interest rates.  Interest income declined by $0.4 million due to lower interest rates.  The Company’s income tax rate was 37.4% compared to 38.3% in the prior year.  The decline was due to an increased benefit from certain domestic manufacturing credits partially offset by certain acquisition costs not being deductible for tax purposes.

Cash generated from operations exceeded $33 million for the fourth quarter compared to $7.7 million last year.  Cash generated from operations for the full year of 2010 exceeded $66 million compared to $25.7 million in 2009.  Capital expenditures for the three and twelve months of 2010 were $2.0 million and $6.1 million, respectively, compared to $1.3 million and $6.1 million, respectively, in the prior year.  “Even after our acquisition of Portec, we maintain a strong cash position and access to improved credit markets as we continue to look for value through synergistic and accretive investments,” noted Mr. Hasselbusch as he concluded, “As we move through the first quarter of 2011, we continue to see a highly competitive environment and continued delays regarding a new transportation bill but we are optimistic that the economy is improving.”

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2010 operating results and general market activity and business conditions on Thursday, February 24, 2011 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 70772246.

There are no assurances regarding the expected benefits of the merger between L.B. Foster and Portec, including potential synergies and cost savings or future financial and operating results, and achievement of the combined company's plans and objectives. Risks and uncertainties include the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and domestic and foreign governmental laws and regulations.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products.   There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company’s sale of its investment in the DM&E.

Matters discussed may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
NET SALES	$147,983	$105,171	$475,050	$404,020

COSTS AND EXPENSES:
Cost of goods sold	125,830	89,585	400,467	344,162
Selling and administrative expenses	12,763	8,794	42,588	35,501
Interest expense	306	303	1,003	1,292
(Gain) loss on joint venture	(59)	-	213	-
Gain on marketable securities	(1,364)	-	(1,364)	(1,194)
Interest income	(108)	(113)	(403)	(789)
Other income	3	10	(196)	(435)
	137,371	98,579	442,308	378,537

INCOME BEFORE INCOME TAXES	10,612	6,592	32,742	25,483

INCOME TAX EXPENSE	4,373	2,680	12,250	9,756

NET INCOME	$6,239	$3,912	$20,492	$15,727

BASIC EARNINGS PER COMMON SHARE	$0.61	$0.38	$2.01	$1.55

DILUTED EARNINGS PER COMMON SHARE	$0.60	$0.38	$1.98	$1.53

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,266	10,164	10,219	10,169

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,397	10,289	10,348	10,304